Rule 424(b)(1), Rule 430A(a)
                                       File Nos. 33-68092 and 33-89590

                                      PROSPECTUS

                            TOP SOURCE TECHNOLOGIES, INC.


               This Prospectus relates to an aggregate of 502,783 shares of common stock (including shares of common stock underlying options and warrants), $.001 par value per share and 20,200 warrants exercisable at $4.00 (collectively the "Securities") of Top Source Technologies, Inc. (the "Company") being offered for sale by certain stockholders of the Company (the "Selling Stockholders"). Collectively, the shares of common stock being offered by the Selling Stockholders is 1.8% of the shares outstanding as of November 2, 1995. Prior to this offering, the Company's officers, directors and principal stockholders beneficially own 25.1% of the Company's common stock assuming exercise of vested options and warrants. Upon completion of this offering and assuming all shares offered hereby are sold, the Company's officers, directors and principal stockholders will beneficially own 24.9% of the Company's common stock assuming exercise of their vested options and warrants. One principal stockholder, Ganz Capital Management, Inc. ("Ganz Capital") is a registered investment advisor. As the result of investment power over the accounts of its clients, it and its affiliates, including two funds under common control with Ganz Capital, are the beneficial owners of 4,420,740 shares of common stock, including 22,100 shares of common stock underlying unexercised warrants which are being offered for sale pursuant to this Prospectus. See "Recent Developments". On October 30, 1995, the closing price of the Company's stock on the American Stock Exchange was $7.375.

               All of the Securities are offered for the respective accounts of the Selling Stockholders as listed in this Prospectus under "Selling Stockholders". This Prospectus will also cover sales of less than 500 shares by donees and pledgees of the Selling Stockholders. The Company will receive none of the proceeds from the sale of the shares of common stock by the Selling Stockholders. However, the Company will receive a maximum of approximately $516,515 in connection with the exercise of 193,000 options and 80,700 warrants, the underlying shares of which are covered by this Prospectus. Such proceeds will be used for general corporate purposes. All of the expenses of this offering, estimated at $95,000, will be borne by the Company.

               The  Company has  been advised  by the  Selling Stockholders that the Securities may be offered and sold from time to time by or on behalf of the Selling Stockholders, in or through transactions or distributions (including crosses and block transactions) on the American Stock Exchange or in the over-the-counter market at market prices prevailing at the time of sale, or at negotiated prices, and in connection therewith commissions may be paid to brokers. Brokers participating in such transactions may act as agents for the Selling Stockholders. The Selling Stockholders, and any brokers participating in this offering may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, and any commissions received by them may be deemed to be underwriting compensation.

               THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE OF RISK. SEE "RISK FACTORS".

          THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION  NOR  HAS  THE  COMMISSION  OR  ANY  STATE  SECURITIES
          COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




                   The date of this Prospectus is November 13, 1995


                                AVAILABLE INFORMATION


               The Company is subject to the informational requirements of the Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith is required to file reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information concerning the Company can be inspected and copied at the Public Reference Room maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices at 500 West Madison Street, Suite 1400, Chicago, Illinois 60604-2511, and 7 World Trade Center, 13th Floor, New York, New York 10048. Copies of this material may also be obtained from the Public Reference Section of the Commission, 450 Fifth Street N.W., Washington, D.C. 20549, at prescribed rates. Reports, proxy statements and other information concerning the Company can also be inspected at the offices of the American Stock Exchange, Inc., 86 Trinity Place, New York, New York 10006.

               The Company has  filed with the Commission two  Registration
          Statements under the Securities Act of 1933 with respect to the Securities offered by this Prospectus. This Prospectus does not contain all the information set forth in the Registration Statements certain parts of which are omitted in accordance with the rules of the Commission. For further information with respect to the Company and the Securities offered hereby, reference is made to the Registration Statements including the exhibits. Statements contained in this Prospectus as to the contents of any contract or other document are not necessarily complete and, where the contract or other document has been filed as an exhibit to the Registration Statements each such statement is qualified in all respects by reference to the applicable document filed with the Commission.

               The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the information that has been incorporated by reference in this Prospectus (other than exhibits). Requests should be directed to the Company at its principal executive offices, 2000 PGA Boulevard, Suite 3200, Palm Beach Gardens, Florida 33408, telephone (407) 775-5756.


                         DOCUMENTS INCORPORATED BY REFERENCE

               On October 6, 1992, the Company's change of domicile merger from Colorado to Delaware became effective. Top Source, Inc., a Colorado corporation merged into its wholly-owned subsidiary Top Source Technologies, Inc., formerly known as Top Source, Inc., a Delaware corporation. The specifics of the merger are described in the Form 8-B filed with the Commission on November 14, 1992, which is specifically incorporated by reference into this Prospectus. As a result of the change of domicile merger, the Form 8-A which is incorporated by reference herein, was filed with the Commission by the Company's predecessor, Top Source, Inc., a Colorado corporation.

               The following documents filed with the Commission are hereby specifically incorporated by reference into this Prospectus:

               (a) The Company's annual report on Form 10-K for the fiscal year ended September 30, 1994 and all amendments thereto including Amendment No. 1 to Form 10-K filed May 4, 1995, Amendment No. 2 to Form 10-K filed May 31, 1995 and Amendment No. 3 to Form 10-K filed September 28, 1995;

               (b) The Company's quarterly reports on Form 10-Q for the quarters ended December 31, 1994, March 31, 1995 and June 30, 1995, Amendment No. 1 to Form 10-Q for the quarters ended December 31, 1994 and March 31, 1995, each filed September 28, 1995, and Amendment No. 1 to Form 10-Q for the quarter ended June 30, 1995 filed October 30, 1995;

               (c) The Company's proxy statement dated January 20, 1995 filed pursuant to Section 14 of the Exchange Act;

               (d)  The Company's  report on  Form 8-K  filed September 28,
          1995;

               (e)  The Company's report on Form 8-K filed May 3, 1995;

               (f)  The Company's report on Form 8-K filed January 6, 1995;

               (g) The Company's reports on Form 8-K filed July 20, 1993, Form 8-K/A No. 1 filed August 9, 1993, Form 8-K/A No. 2 filed September 7, 1993, Form 8-K/A No. 3 filed November 16, 1993 and Form 8-K/A No. 4 filed December 22, 1993;

               (h) The description of the Company's common stock which is contained in the registration statement on Form 8-A filed on March 12, 1992, File No. 1-11046, including any amendments or reports filed for the purpose of updating such description;

               (i) The description of the Company's Shareholders' Rights Plan which is contained in the registration statement on Form 8-A filed on May 10, 1995, File No. 1-11046, as amended by Amendment No. 1 on Form 8-A/A filed on July 17, 1995 and any other amendments or reports filed for the purpose of updating such description;

               (j) The description of the Company's change of domicile merger which is contained in the registration statement on Form 8-B filed on November 14, 1992 and any amendments and reports thereto; and

               (k)  All  other reports  filed  by the  Company  pursuant to
                    Section 13(a) or 15(d) of the Exchange Act since September 30, 1994. In addition, all documents subsequently filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act prior to the termination of the offering made by this Prospectus shall be deemed to be incorporated by reference into this Prospectus. Any statement contained in a document incorporated or deemed to be incorporated by reference in this Prospectus shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained in this Prospectus or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this Prospectus or in a supplement hereto
                    modifies or  supersedes such  statement.   Any  statement
                    so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

                                     RISK FACTORS

               The Securities offered hereby involve a high degree of risk, including, but not necessarily limited to the risk factors described below. Each prospective investor should carefully consider the following risk factors inherent in and affecting the business of the Company and this offering before making an investment decision.

               HISTORICAL LOSSES AND ANTICIPATED LOSS FOR FISCAL 1995. Although the Company reported net income of approximately $2.0 million for fiscal 1994 as a result of an approximately $2.3 million income tax benefit consisting primarily of the reduction in the valuation allowance, since inception it has never earned income from operations. For fiscal 1994, the Company lost
          $486,294 from operations and at September 30, 1994 had an accumulated deficit of approximately $9.6 million. For the fiscal years ended September 30, 1993 and 1992, the Company sustained net losses of approximately $3.6 and $2.1 million, respectively. See Item 8. "Financial Statements and Supplementary Data" of the Form 10-K, as amended, for the year ended September 30, 1994, which is incorporated by reference in this Prospectus. The Company reported net losses from operations for the quarters ended December 31, 1994, March 31, 1995 and June 30, 1995, and expects to report a comparable quarterly loss from operations in the fourth quarter. There can be no assurances that the Company will be profitable from operations in the future.

               DIFFICULTIES IN  INTRODUCTION OF ON-SITE OIL  ANALYZER.  The
          Company has commenced marketing a new product (the "Roll-Out") which is a unique on-site oil analyzer ("OSA"). The Company has developed the OSA in conjunction with Thermo Jarrell Ash Corporation ("TJA"), a subsidiary of Thermo Instrument Systems Inc., for use in the petrochemical, automotive and equipment service industries. The Company began its Roll-Out of the OSAs in December 1994. The Company believes that the OSAs represent a substantial future opportunity and, accordingly, it is devoting significant resources to supporting its introduction. In the initial Roll-Out, the Company and its customers encountered hardware and software difficulties which resulted in the Company suspending the Roll-Out. To support the Roll-Out, TJA has shifted assembly to a Western assembly plant and devoted resources to correcting the initial design problems. Similarly, the Company has devoted substantial effort to enhance operating and analytical software. By mid-August 1995, the Company began the resumption of the Roll-Out. As of the date of this Prospectus, two non-functioning OSAs have been returned to TJA and credits issued, and a large majority of the remaining 14 units delivered have been retrofitted. Moreover, TJA has shipped the first three improved OSAs assembled by TJA at its Western assembly plant. Although three retrofitted units are currently generating revenue, the amounts are not currently material. Pending continued successful operation of the first three units, the Company has been notified by a multinational oil company, which has installed two OSAs used in process control at two parts of a refinery and one for equipment maintenance, that it wishes to use OSAs at nine of its refineries and expand the OSAs to other parts of the refineries. The Company will be required to recruit additional personnel to assist in the installation of OSAs at other refineries and in the expansion to other parts of the refineries. Expansion will require additional analytical software development in order to properly test new petrochemical products. The analytical software has successfully been developed for this new process control application. The Company is awaiting the refinery's construction of an equipped trailer and completion of the reliability evaluations. Additionally, the Company is continuing to modify marketing approaches in order to stimulate other initial customers to increase their utilization of the OSAs. The Company is expending significant amounts in developing and rolling-out the OSAs which is adversely affecting operating results during the current fiscal year. As disclosed in the first risk factor, the Company expects to report a loss from operations for fiscal 1995 on a consolidated basis. This is partially due to a conscious decision by the Company to invest significantly greater amounts of expenses to accelerate the deployment of OSAs. There can be no assurance that over a sustained period the OSAs will generate a substantial increase in revenue for the Company or create income from operations.

               UNCERTAINTY OF  PRODUCT DEVELOPMENT.   The OSAs  are complex
          instruments utilizing hardware and software developed by TJA and software developed by the Company over more than a two year period. The OSAs underwent beta testing during fiscal 1994 and, as a result, various changes were made to meet the particular requirements of OSA customers and to correct problems that were discovered. Beta testing refers to the process through which early versions of a new product are shipped to customers so as to further refine the product. As is common with sophisticated computer software and complex instruments, developmental difficulties or problems only become apparent subsequent to widespread commercial use. Problems which may arise in the operation of OSAs could have a material adverse effect upon the Company's future operations. As stated in the risk factor immediately above, the initial OSAs contained first-stage hardware and software problems which the Company has been working to eliminate during the current fiscal year. Continued modifications have been made to correct design problems in the hardware. Although the Company believes that the OSAs are now fully operational based upon performance over the last two months, no assurances can be given that these design problems have been corrected.

               CHANGING TECHNOLOGY; COMPETITIVE FACTORS. The OSAs represent a technological breakthrough affecting the oil analysis industry. Oil analysis is a 50-year old technology which is widely used for diagnostic and preventative maintenance programs for equipment by various industries. It is also used for quality control and pipeline monitoring in the petroleum industry. The Company currently operates three oil analysis laboratories and believes it is one of the largest providers of such laboratory based service in the United States. Essentially, the OSAs analyze oil at the end user's location thereby avoiding the need to send petroleum samples to a central laboratory (including the laboratories operated by the Company). The OSAs utilize complex computer software. Although the Company believes that it has a significant advantage over potential competitors as a result of over two years of research and development in conjunction with TJA and the proprietary nature of the resulting technology, no assurance can be given that either a comparable or more advanced on-site oil analyzer will not be developed in the future by one or more third parties.

               PATENTS  AND PROPRIETARY  INFORMATION.    Historically,  the
          Company generated almost all of its revenue from products subject to patents and patent applications exclusively licensed to the Company. During fiscal 1995, the Company anticipates that approximately 70% of its revenue came from its Overhead Sound Systems ("OSS"). The Company's OSS is covered by a patent license limited to the United States and Canada. The Company and TJA have each applied for patents covering various features of the OSAs, and a United States design patent was issued in May 1995 which has been assigned to the Company. In addition, steps have been taken to protect trade secrets through appropriate confidentiality agreements. There can be no assurance that the remaining patent applications for the OSAs will be granted. The failure by the Company or TJA to obtain patents and protect their respective trade secrets could have a material adverse effect on the Company by increasing the likelihood of competition. In addition, other companies may independently develop equivalent or superior technologies and may obtain patent or similar rights with respect to them. Although the Company believes that the hardware and software technology for the OSAs has been independently developed by it and TJA, and that such technology does not infringe on the patents or violate the proprietary rights of others, there can be no assurance that the OSAs will not be determined to infringe upon the patents or proprietary rights of others, or that patents or proprietary rights of others will not have a material adverse effect on the ability of the Company to commercialize the OSAs. Patent and technology disputes are common with high technology products and services and litigation costs can be high.

               DEPENDENCE ON THIRD-PARTY MANUFACTURER. The Company and TJA recently entered into an agreement for the development, manufacture and marketing of the OSAs. Under this agreement, TJA has the exclusive manufacturing rights for the OSAs and the Company has the exclusive marketing rights for the automotive, petrochemical and equipment service industries. The Company's ability to meet commitments for delivery of the OSAs is partially dependent upon TJA's ability and willingness to manufacture OSAs in a workmanlike and timely manner. As stated above, there have been problems resulting from assembly and software defects that delayed the Company's Roll-Out of the OSAs. There can be no assurance that such delays will not occur in the future or that operational problems with the OSAs will not occur. The Company's prospects could be adversely affected to the extent any such problems result in failures by the Company to meet customer orders on a timely basis or failures to deliver OSAs that provide the contracted-for services. Additionally, due to the proprietary technology of the OSAs, the Company may not be able to locate other qualified third party manufacturers in the event that TJA fails to comply with the agreement.

               NEED TO MANAGE GROWTH. The Company anticipates that it will grow substantially during the fiscal year which began October 1, 1995. In order to support such growth, the Company must recruit new personnel to support the Roll-Out of the OSAs. The Company is seeking persons with the appropriate technical expertise to develop and engineer changes to the OSAs designed to serve the petrochemical industry and to supervise the installation of OSAs at customer sites. Additionally, the Company needs to add persons to sell and market the OSAs. In addition to the anticipated growth resulting from the need to properly support the OSAs, the Company has moved into a new and larger Detroit, Michigan area assembly facility to meet increased orders for its OSS. The Company's success depends in part on its ability to manage this growth, integrate the operations of its three analysis laboratories and substantially expand its OSS assembly operation. The Company has retained a new chief financial officer and made substantial reductions in personnel and other expenses designed to reverse the substantial operating losses that the Company has incurred. No assurances can be given that the Company will be able to manage this growth and achieve operating profits. See "Recent Developments".

               RELIANCE ON MAJOR CUSTOMER. The Company has traditionally relied upon Chrysler and in fiscal 1995, the Company estimates that approximately 70% of the Company's net revenue came from Chrysler. Although the Company anticipates that Chrysler will remain its single largest customer during fiscal 1996, if the OSA Roll-Out is successful, this reliance upon Chrysler will be materially lessened during fiscal 1996 and in subsequent years Chrysler will account for increasingly lower percentages of the Company's revenue. However, there can be no assurance that the revenue from OSAs will increase as expected. For that reason, the loss of Chrysler as a customer, or impairment of the Company's reputation with the industries it serves, could have a material adverse effect upon the Company. No assurance can be given that the Company will supply Chrysler with OSS units in the future.

               GOVERNMENTAL REGULATION. The Company's industrial oil analysis laboratories routinely dispose of used oil in the ordinary course of business and as such are subject to federal, state and local regulations. To handle this oil disposal, UTG hires a licensed, insured third party. The Company believes that UTG and its predecessors are and have been in material compliance with all rules and regulations of the federal, state and local environmental agencies. Environmental compliance costs are not expected to have a material effect on the financial condition and results of operations of the Company. However, in the event of significant changes in statutes or regulations or unforeseen problems in connection with the storage of the used oil, the transportation of the used oil or the disposal thereof, site environmental compliance costs may have a material adverse affect on the Company.

               NEW  TECHNOLOGIES AND  OTHER  CONSIDERATIONS.   In order  to
          expand its current product line, the Company may continue to seek new technologies and products. This aspect of the Company's business involves a number of special risks. Because of these risks, the Company will seek capital input and strategic partners in order to reduce the risks to investors. Also, the Company will seek to avoid substantial and long-term expense associated with the necessary research and development. Assuming that the Company is able to enter into agreements with such partners and that those partners will be able to carry out the necessary research and development, there is the risk that the technologies will not perform as expected or be cost effective. Assuming successful research and development, there remains the risks of being able to market the products and locate industry partners or others able to manufacture the products according to stringent quality control standards and in a viable economic manner. There can be no assurance that the Company will be able to successfully locate such technologies and if so, will be able to find strategic partners able to develop and market new technologies. Finally, there is the risk that while the Company is seeking to commercialize a new technology, a competitor will develop technologies which are more commercially viable thereby reducing the viability of the Company's products.

               ANTI-TAKEOVER CONSIDERATIONS. In 1993, the Company's stockholders approved five amendments to the Company's Certificate of Incorporation (the "1993 Amendments"). Additionally, on December 13, 1994, the Company's Board of Directors (without seeking stockholder approval) adopted a Shareholder Rights Plan (the "Rights Plan"), collectively, the "Anti-Takeover Provisions". The 1993 Amendments consist of: (i) empowering the Board of Directors, without further action by the stockholders, to issue up to 5,000,000 shares of preferred stock in one or more series, with such designations, preferences, special rights, qualifications, limitations and restrictions as the Board may determine; (ii) establishing a classified Board of Directors whereby election of the directors is staggered and each year approximately one-third of the directors are elected for a three year term; (iii) requiring a super-majority vote to remove directors for "cause" of either: (1) 75% of the stockholders or
          (2) 66-2/3% of the stockholders and the majority of the "disinterested directors"; (iv) providing that stockholder action taken by written consent in lieu of a meeting is prohibited unless such consent is signed by the holders of at least two-thirds of the stock; and (v) restricting stockholder nomination of directors to any stockholder with the power to vote at least 10% of the outstanding voting securities of the Company who timely complies with specific notice procedures. In connection with the Rights Plan, the Board declared a dividend of one Preferred Stock Purchase Right (the "Rights") for each outstanding share of the Company's common stock. The Rights permit the holders (stockholders of the Company) to purchase
          Series A Junior Preferred Stock. Holders of Rights have the right to acquire stock of the Company or an "acquiring entity" at half of market value. The Rights only become exercisable in the event, with certain exceptions, an acquiring party becomes beneficial owner of 15% percent or more (or 20% percent or more in the case of stockholders who beneficially owned more than 10% as of December 13, 1994) of the Company's voting stock. These Rights may be redeemed by the Company at $.01 per Right prior to the close of business on the 10th day after a public announcement that beneficial ownership of ownership of 15% or more (or 20% or more in the case of beneficial owners of 10% or more on December 13, 1994) of the Company's voting stock has been accumulated by single acquirer or group (with certain exceptions), under specified circumstances.

               The Anti-Takeover Provisions may make it more difficult or discourage a proxy contest or the assumption of control by a holder of a substantial block of the Company's common stock because it is more difficult to remove the incumbent Board. Thus, the Anti-Takeover Proposals have the effect of: (i) entrenching incumbent management, and (ii) discouraging a third party from making a tender offer at a premium over the market price or otherwise attempting to obtain control of the Company even though such an attempt could be desired by a substantial member of the Company's stockholders. The Anti-Takeover Provisions were not intended to prevent a takeover of the Company on terms which are beneficial to the stockholders and will not do so. They may, however, deter an attempt to acquire the Company in a manner or on terms that the Board of Directors determines not to be in the best interest of its stockholders.

               DEPENDENCE  ON KEY PERSONNEL.  While in the past the Company has been  dependent upon certain  members of its  management team and key consultants, it has taken steps to reduce this dependence. It has exposed certain key middle management members to the duties of key executive officers and caused such middle management members to develop relationships with key customers, suppliers and other persons. As a result of these steps, the Company believes that it has lessened its dependence upon key personnel and accordingly it has reduced the key man life insurance policies so that the Company now owns $900,000 policies insuring the lives of Messrs. Stuart Landow and Christer Rosen, President and Executive Vice President, respectively, of the Company.

               COMPETITION.  Competition in the automotive business and the oil analysis business is intense; however, the Company is not selling and has no intention to sell its products and services directly to consumers. With regard to the Company's OSS business, it believes it has no significant competition. The Company holds patents on the overhead mounting system. If a customer chooses to use such system it must come to the Company. The primary factor involved in whether or not a customer will choose to use an overhead mounting system rather than a traditional speaker system is cost. In this regard, the Company believes that its OSS system results in a reduced cost of production. With regard to UTG's industrial oil analysis business, significant competition exists. However, the Company believes its extensive database of tests provides it with a significant competitive edge. However, due to service problems, which arose in connection with, and price competition which became evident after, the Company's 1993 oil analysis acquisitions and the consolidation of two distinct operations, UTG lost business from existing customers. While the Company believes it offers viable products/services and meets the needs of its customers in all aspects of its business, there can be no assurance that other products and services superior to those of the Company will not be developed or offered in the future by competitors.

               OUTSTANDING OPTIONS AND WARRANTS. There are outstanding vested options (including options which vest in the 60 days following the date of this Prospectus) and currently exercisable warrants to purchase 2,458,408 shares of the Company's common stock some of which are exercisable below the current market price1. The range of the exercise prices is from approximately $.28 to $8.75 per share. The following represents the number of outstanding vested options and currently exercisable warrants outstanding at November 2, 1995 and their exercise prices:

                 No. of Options                     Approximate
                   or Warrants                    Exercise Price

                   5,000 Options                     $.28
                 805,000 Options                      .53
                  30,000 Options                      .56
                 100,000 Options                     1.50
                  50,000 Options                     1.78
                 500,000 Options                     2.065


               1 There are an additional 542,250 unvested options which are not currently exercisable.
                 300,000 Options                     2.13
                  44,000 Options                     2.19
                  16,000 Options                     2.38
                 25,000 Options                      2.69
                  50,000 Options                     3.13
                  25,000 Options                     3.38
                   5,000 Options                     3.50
                  67,500 Options                     4.75
                  18,000 Options                     6.125
                 197,500 Options                     6.50
                  12,833 Options                     6.625
                  75,000 Options                     6.75
                  15,625 Options                     6.9375
                  10,000 Options                     7.50
                   6,250 Options                     8.25
                 20,000 Options                      8.75

                  60,500 Warrants2                   1.00
                  20,200 Warrants3                   4.00


               For the life of all such options and warrants, the holders thereof will have the opportunity to profit from a rise in the market price of the Company's common stock, with a resulting dilution in the interest of holders of common stock. The terms on which the Company will be able to obtain additional capital during the life of such options and warrants may be adversely affected, and the holders of such options and warrants may be expected to exercise their rights at a time when the Company would, in all likelihood, be able to obtain any needed capital by a new offering of securities on terms more favorable to the Company than those provided by such options and warrants.

               POSSIBLE VOLATILITY OF COMMON STOCK PRICES. The stock market has from time to time experienced significant price and volume fluctuations that may be unrelated to the operating performance of any particular company. Moreover, the Company's common stock has historically been subject to periodic price and volume swings which have been unrelated to the Company's results of operations. Various factors and events including future announcements of technological innovations or new products by the Company or its competitors, developments or disputes concerning, among other things, patents or proprietary rights, publicity regarding actual or potential results relating to products under development by the Company or its competitors, regulatory developments in the United States, and economic and other external factors, as well as fluctuations in the Company's financial results, may have a significant impact on the market price of the shares of common stock and the Company's business.

               POTENTIAL FUTURE SALES. As of November 2, 1995 the Company had issued and outstanding 27,773,977 shares of common stock, of which 4,060,286 shares were "restricted securities", as that term is defined under Rule 144 promulgated under the Securities Act of 1933, as amended (the "Securities Act"). In addition to the 502,783 shares covered by this Prospectus, a total of 3,784,699 outstanding shares of restricted common stock may currently be publicly sold under Rule 144 and a total of up to 1,028,691



               2 The shares underlying these warrants may be offered for sale pursuant to this Prospectus.

               3 These warrants and the shares underlying them may be offered for sale pursuant to this Prospectus.

          shares of common stock underlying outstanding options may be sold under three current Registration Statements under Form S-8 permitting immediate resale. Future sales of shares made pursuant to registration statements, under Rule 144 or under Regulation S may have an adverse effect on the then prevailing market price of the common stock and adversely affect the Company's ability to obtain future financing in the capital markets. In this regard, for the first eight months of calendar 1995, average daily volume of the Company's common stock has been approximately 99,500 shares.

               NO DIVIDENDS. The Company intends to retain future earnings, if any, to finance its growth. Accordingly, any potential investor who anticipates the need for current dividends from his investment should not purchase any of the shares offered hereby.


                                 RECENT DEVELOPMENTS

               The Company's OSA line of credit with the First Union National Bank requires the Company, among other things, to pay TJA $1.9 million in order to be able to draw on the line. To date, the Company has paid approximately $1.2 million. To meet the remainder of its obligation to First Union National Bank and to fund OSA operating costs, in June 1995, the Company sold approximately $2 million of convertible notes to clients of Ganz Capital, the Company's principal stockholder. The Company closed the balance of the note offering on October 12, 1995 raising aggregate gross proceeds of $3,020,000 including the approximately $2,000,000 previously received. The notes pay 9% per annum interest and are convertible on or after June 9, 1996 into shares of the Company's common stock at $10.00 per share. The Company has agreed to register the shares of common stock to permit public sale in the event of conversion.

               The Company has increased its working capital line of credit with the First Union National Bank (the "Bank") by $250,000 to $1,500,000 and as of November 1, 1995 had no balance outstanding. The Company has not used this line of credit since June 1, 1995. The Company has expanded its bank facility in order to be able to finance the Roll-Out of the OSAs and purchase OSAs from TJA based upon orders received from customers.

               In May 1995, the United States Patent Office issued a design patent covering the Company's OSAs which has been assigned to the Company by Mr. Carlton Joyce, the inventor. Mr. Joyce is President of the Company's OSA subsidiary and a member of the Company's Board of Directors.

               Effective June 30,  1995, the Company hired Mr.  David Natan as its new  Vice President of  Finance (chief financial  officer)
          replacing  Mr.  James  P. Samuels.    Mr.  Natan  had been  Chief
          Financial Officer of  MBf USA,  Inc. since November  1992.   From
          August 1987 through October 1992, Mr. Natan was Treasurer and Controller of Jewel Masters, Inc. Mr. Natan receives a salary at the annual rate of $125,000 per year and a $600 per month
          automobile  allowance.    He  also  received a  grant  of  93,750
          incentive and non-qualified stock options exercisable at $6.9375 per share. In addition, the Company's chief accounting officer,
          Mr.  W. Earl  Somerville, resigned  as of  mid-August 1995.   Mr.
          Natan  has  assumed Mr.  Somerville's  duties  temporarily.   The
          Company is actively seeking to hire a new Controller and expects to replace Mr. Somerville at a savings of approximately $50,000 per year.In August 1995, the Company commenced a program which
          at current   operating   levels will reduce expenditures by
          approximately $1,750,000 over the next 12 months. To the extent new employees are added to support the OSA Roll-Out, these savings will be reduced. Because the Company intends to closely monitor the OSA Roll-Out and only add new employees as is warranted by the OSA business, the Company cannot predict the cost of such new employees. However, it is anticipated that such costs would be less than incremental OSA revenue although no assurances can be given. Much of the savings will occur through
          the reduction  of personnel employed  by UTG.   Additionally, the
          Company's former  chief financial officer (Mr.  James P. Samuels)
          had  also been president of UTG.   In August 1995, he resigned as
          president of UTG and as an employee of the Company. The Company is seeking to hire a general manager for UTG's oil analysis laboratories. As the result of these personnel cuts, the Company
          will  incur  non-recurring   payroll  expenses  of  approximately
          $200,000 in the quarter ended September 30, 1995 of which approximately $100,000 represents cash outlays expended during the quarter. Approximately $100,000 was accrued at September 30, 1995 which will be paid by December 31, 1995.

               From July 1995 through September 19, 1995, a total of 376,560 stock options were exercised primarily by terminated employees raising gross proceeds of $1,527,588 and as of September 19, 1995, the Company's cash balance was approximately $1,500,000. This balance does not give effect to the receipt of an additional $960,000 in senior note proceeds as of October 12, 1995.

               In mid-August 1995, the Company resumed the Roll-Out of its OSAs by delivering retrofitted units and new units. See "Risk Factors - Difficulties in Introduction of On-Site Analyzer". Although no assurances can be given, the initial results appear promising and the OSAs are working as anticipated. Additionally, an OSA has been delivered to a second multi-national oil company.



                                 SELLING STOCKHOLDERS

          TABLE OF SELLING STOCKHOLDERS

               The following tables set forth information furnished by the selling stockholders listed in the tables which follow, collectively referred to as the "Selling Stockholders", with respect to the number of shares of the Company's common stock, warrants exercisable at $4.00 per share and shares of common stock underlying the warrants owned by each Selling Stockholder on the date of this Prospectus, the shares offered hereby, and the number and percentage of outstanding shares to be owned by each Selling Stockholder after the offering. Up to 234,783 shares of common stock and 20,200 warrants exercisable at $4.00 per share may be offered for sale by the Selling Stockholders on the January 12, 1994 table, and up to 68,000 shares of common stock may be offered for sale by the Selling Stockholders on the November 13, 1995 table pursuant to this Prospectus. Except as indicated in the footnotes to the tables of Selling Stockholders, no Selling Stockholder has held any position, office, or had a material relationship with the Company within the past three years.

                 SECURITIES CONTAINED IN THE REGISTRATION STATEMENT
                         DECLARED EFFECTIVE JANUARY 12, 1994


                                                                     Percentage
                                    Ownership Securities  Ownership   Owned
          Selling                   Prior to     Being      After     After
          Stockholder               Offering    Offered    Offering  Offering

          Appleton Associates
              Shares of Common Stock  64,000    64,000        None       0

          British Far East Ltd.
              Shares of Common Stock  14,583    14,583        None       0
                Underlying Options

          Comegys, Robert4
              Shares of Common Stock   5,000     5,000        None       0

          Durham, Dee4
              Shares of Common Stock   3,000     3,000        None       0

          Gosman, Abraham D.5
              $4.00 Warrants           8,100     8,100        None       0
              Shares of Common Stock   8,100     8,100        None       0
                Underlying Warrants

          Griffin, Marvin4
              Shares of Common Stock   4,000     4,000        None       0

          Hochberg, Samuel and Brenda
              $4.00 Warrants           1,600     1,600        None       0
              Shares of Common Stock   1,600     1,600        None       0
                 Underlying Warrants

          Joyce, Carlton S.
             Shares of Common Stock  170,0006   170,000      200,000     *

          Learn, David4
              Shares of Common Stock   4,000     4,000        None       0

          Muller, Paul E.4
              Shares of Common Stock   7,000     7,000        None       0

          Orman, Margaret Palmbaum
              $4.00 Warrants           4,900     4,900        None       0
              Shares of Common Stock   4,900     4,900        None       0
                 Underlying Warrants

          Palmbaum, Paul R. Trust
              Shares of Common Stock   2,000     2,000        None       0
              $4.00 Warrants           1,600     1,600        None       0
              Shares of Common Stock   1,600     1,600        None       0
                 Underlying Warrants

          R. Weil & Associates
              Shares of Common Stock 136,000   136,000        None       0

          Rodriguez, Mario F.
          Shares of Common Stock       5,000     5,000        None       0
              $4.00 Warrants           4,000     4,000        None       0
              Shares of Common Stock   4,000     4,000        None       0
                 Underlying Warrants



               4 An employee of the Company. Consists of shares underlying options.
               5 Held in a discretionary account managed by Ganz Capital which has investment power but not voting power over these shares.
               6 Mr. Joyce is a director of the Company and President of the Company's OSA subsidiary. Consists of 200,000 shares which may be sold pursuant to Rule 144 and 170,000 shares underlying options, 100,000 of which are currently vested.

               *    Less than 1%.


                  SECURITIES CONTAINED IN THE REGISTRATION STATEMENT
                         DECLARED EFFECTIVE NOVEMBER 13, 1995


                                                                    Percentage
                                    Ownership Securities  Ownership  Owned
          Selling                   Prior to     Being    After      After
          Stockholder               Offering    Offered   Offering   Offering

          Bryan & Yen PSP7
          Shares of Common Stock      10,000    10,000        None      0
          Underlying $1.00 Warrants

          Endonic Assn. Pension
          Shares of Common Stock       5,000     5,000        None      0
          Underlying $1.00 Warrants

          Horowitz, Judith
          Shares of Common Stock       6,000     6,000        None      0

          Kaplan, Larry I.
          Shares of Common Stock       20,000    20,000        None     0
          Underlying $1.00 Warrants

          Katims, Dr. and Weissman, Dr.7
          Shares of Common Stock        4,000     4,000        None     0
          Underlying $1.00 Warrants

          MLH Holding Limited Partnership
          Shares of Common Stock       20,000    20,000        None     0
              Underlying $1.00 Warrants

          Philadelphia Heart Pension
          Shares of Common Stock        1,500     1,500        None     0
          Underlying $1.00 Warrants

          Speilman, Scott R., IRA
          Shares of Common Stock        1,500     1,500        None     0

          7 Held in a discretionary account managed by Ganz Capital which has investment power but not voting power over these shares.


                                 PLAN OF DISTRIBUTION

               All of the Securities are offered for the respective accounts of the Selling Stockholders as listed in this Prospectus under "Selling Stockholders". The Company will receive none of the proceeds from the sale of the shares of common stock by the Selling Stockholders. However, the Company will receive a maximum of $516,515 in connection with the exercise of 193,000 options and 20,200 warrants, the underlying shares of which are covered by this Prospectus. Such proceeds will be used for general corporate purposes.

               The Company has been advised by the Selling Stockholders that the Securities may be offered and sold from time to time by or on behalf of the Selling Stockholders, in or through transactions or distributions (including crosses and block transactions) on the American Stock Exchange, or in the over-the-counter market at market prices prevailing at the time of sale, or at negotiated prices, and in connection therewith commissions may be paid to brokers. Brokers participating in such transactions may act as agents for the Selling Stockholders. The Selling Stockholders, and any brokers participating in this offering may be deemed to be "underwriters" within the meaning of the Securities Act, and any commissions received by them may be deemed to be underwriting compensation.


                                    LEGAL MATTERS

               The legality of the securities to be offered hereby will be passed upon for the Company by Cohen, Chernay, Norris, Weinberger & Harris, 712 U.S. Highway One, Fourth Floor, North Palm Beach, Florida 33408-7146. Attorneys employed by that law firm are the beneficial owners of 36,000 shares of common stock.


                                       EXPERTS

               The financial statements and schedules of Top Source Technologies, Inc. incorporated by reference in this Prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent certified public accountants, as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

               The financial statements of Spectro/Metrics, Inc. incorporated by reference in this Prospectus and elsewhere in the registration statement have been audited by Williams, Cook & Reed, P.C., independent public accountants as indicated in their report with respect thereto, and are incorporated by reference herein in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

     No dealer, salesperson or
     other  person has  been autho-
     rized to  give any information
     or to make any representations
     other than  those contained in
     this Prospectus, and, if given
     or  made, such  information or
     representations  must  not  be
     relied upon as having been au-                TOP SOURCE TECHNOLOGIES, INC.
     thorized by the Company or any
     of  the  Selling Stockholders.
     This Prospectus  does not con-
     stitute an offer to sell  or a
     solicitation  of  an offer  to                       502,783 SHARES
     buy  any  security other  than
     the securities offered by this
     Prospectus,  or  an  offer  to                             OF
     sell or a  solicitation of  an
     offer to buy any securities by
     any person in any jurisdiction                        COMMON STOCK
     in which such offer  or solic-
     itation  would   be  unlawful.                             AND
     Neither  the delivery  of this
     Prospectus  nor any  sale made                       20,200 WARRANTS
     hereunder  shall,   under  any
     circumstances, imply that  the
     information in this Prospectus
     is correct as of any time sub-
     sequent  to  the date  of this                      ________________
     Prospectus.
                                                            PROSPECTUS
                                                         ________________



            ________________

                                                         NOVEMBER 13, 1995

            TABLE OF CONTENTS

                            Page

     Available Information .    4

     Documents Incorporated by
      Reference  . . . . . .    6
     Risk Factors  . . . . .    9
     Recent Developments . .   24
     Selling Stockholders  .   27
     Plan of Distribution  .   30
     Legal Matters . . . . .   31

     Experts . . . . . . . .   32